EXHIBIT 99.1
Judge Grants Diomed Permanent Injunction in ‘777 Patent Case

Total Damages increased to $14.6 Million

ANDOVER, Mass.--(BUSINESS WIRE)--Diomed Holdings, Inc. (AMEX: DIO - News), a leading developer and marketer of minimally invasive medical technologies, today announced that U.S. District Judge Nathaniel M. Gorton has granted Diomed a permanent injunction against both AngioDynamics and Vascular Solutions based on Diomed’s United States Patent Number 6,398,777 regarding the endovascular laser treatment of varicose veins.

In today’s ruling, Judge Gorton adopted Diomed’s proposed order, granting a permanent injunction against AngioDynamics’ and Vascular Solutions’ infringing products and any other products that are no more than “mere colorable variations.”

“We are extremely pleased with Judge Gorton’s ruling which prohibits the defendants from promoting, marketing and selling their laser consoles or any disposable products that are used in the endovenous treatment method covered by our patent,” said James A. Wylie, President and CEO of Diomed. “Today’s ruling is a huge win for Diomed. If the defendants’ recently modified products are mere colorable variations of those already determined to infringe, then we will be in a position to file a motion for a finding of contempt of court. Alternatively, if the devices do not permit contact between the fiber tip and the vein wall, then there is no long-term clinical evidence that such alternative approaches will deliver sustained vein closure.”

In January 2004, Diomed commenced legal action in the United States Federal District Court for the District of Massachusetts against AngioDynamics, seeking injunctive relief and damages for infringement of Diomed's pioneering “777” patent. Diomed initiated similar infringement actions against Vascular Solutions and two other competitors later in 2004. In August 2006, Judge Gorton ruled that Diomed’s ‘777 patent is both valid and enforceable and, in the trial ending on March 28, 2007, the jury found AngioDynamics and Vascular Solutions liable for both inducing infringement and contributory infringement of Diomed's patent, awarding Diomed a total of $12.4 million in damages. The parties have also stipulated to an additional $2.2 million representing prejudgment interest and post-judgment sales that will be added to the damages awarded by the jury.

Last month, Judge Gorton:

•	Denied the defendants’ motion for a new trial;

•	Denied the defendants’ motion for judgment as a matter of law to overturn the jury verdict; and

•	Denied the defendants’ request to reduce the amount of the damages awarded by the jury.

Wylie further commented, “Normally, when a medical device company introduces a new product or procedure, the launch is based on extensive testing and sound clinical data. Any new product that is claimed to avoid contact between the fiber and the vein wall should be viewed as an entirely new procedure and thus should be subject to the same levels of clinical scrutiny as EVLT® when it was first introduced. Diomed believes that the defendants’ latest products were brought to market with only one objective apparently in mind --- an attempt to get around our patent, and not because they offer proven advantages to the physician or better outcomes for the patient.”

About Diomed

Diomed develops and commercializes minimal and micro-invasive medical procedures that use its proprietary laser technologies and disposable products. Diomed's EVLT® laser vein ablation procedure is used in varicose vein treatments. Diomed also provides photodynamic therapy (PDT) for use in cancer treatments, and dental and general surgical applications. The EVLT(R) procedure and the Company's related products were cleared by the United States FDA in January of 2002. Along with lasers and single-use procedure kits for its EVLT® laser vein treatment, the Company provides its customers with state of the art physician training and practice development support. Additional information is available on the Company's website: www.evlt.com.

EVLT®is a registered trademark of Diomed Inc., Andover, MA.

Safe Harbor

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with trends in the products markets, reliance on third party distributors in various countries outside the United States, reoccurring orders under OEM contracts, market acceptance risks, technical development risks and other risk factors. These statements relate to our future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "may," "will," "should," "potential," "expects," "anticipates," "intends," "plans," "believes" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Our 2006 Annual Report on Form SEC 10-KSB (the "Annual Report") contains a discussion of certain of the risks and uncertainties that affect our business. We refer you to the "Risk Factors" on pages 19 through 34 of the Annual Report for a discussion of certain risks, including those relating to our business as a medical device company without a significant operating record and with operating losses, our risks relating to our commercialization of our current and future products and applications and risks relating to our common stock and its market value. Diomed disclaims any obligation or duty to update or correct any of its forward-looking statements.

Contacts
Diomed Holdings, Inc.
Christopher J. Geberth, 866-4DIOMED
VP Finance
cgeberth@diomedinc.com
or
Burns McClellan
Carney Noensie, 212-213-0006
Investor Relations
cnoensie@burnsmc.com